Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”) dated May 14, 2020 (the “Effective Date”), between Tetraphase Pharmaceuticals, Inc., a Delaware corporation, located at 480 Arsenal Way, Watertown, MA 02472 (the “Company”), and Melinta Therapeutics, Inc., located at 44 Whippany Road, Suite 280, Morristown, NJ 07960 (“Melinta”).

1.    Background. The Company and Melinta (the “parties”) intend to engage in discussions and negotiations concerning the possible establishment of a business relationship between them. In the course of such discussions and negotiations and in the course of any such business relationship, it is anticipated that each party will disclose or deliver to the other party and to the other party’s directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and members of advisory boards) (collectively, “Representatives”) certain of its trade secrets or confidential or proprietary information for the purposes of enabling the other party to evaluate the feasibility of such business relationship and to perform its obligations and exercise its rights under any such business relationship that is agreed to between the parties (the “Purposes”). The parties have entered into this Agreement in order to assure the confidentiality of such trade secrets and confidential or proprietary information In accordance with the terms of this Agreement. As used in this Agreement, the party disclosing Proprietary Information (as defined below) is referred to as the “Disclosing Party”: the party receiving such Proprietary Information is referred to as the “Recipient”.

2.    Proprietary Information. As used in this Agreement, the term “Proprietary Information” shall mean all trade secrets or confidential or proprietary information designated as such in writing by the Disclosing Party, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the Disclosing Party to the Recipient. Notwithstanding the foregoing, information which is orally or visually disclosed to the Recipient by the Disclosing Party, or is disclosed in writing without an appropriate letter, proprietary stamp or legend, shall constitute Proprietary Information if (i) it would be apparent to a reasonable person, familiar with the Disclosing Party’s business and the industry in which it operates, that such information is of a confidential or proprietary nature the maintenance of which is important to the Disclosing Party or if (ii) the Disclosing Party, within 30 days after such disclosure, delivers to the Recipient a written document or documents describing such Proprietary Information and referencing the place and date of such oral, visual or written disclosure and the names of the Representatives of the Recipient to whom such disclosure was made. In addition, the term “Proprietary Information” shall be deemed to include: (a) any notes, analyses, compilations, studies, interpretations, memoranda or other documents prepared by the Recipient or its Representatives which contain, reflect or are based upon, in whole or in part, any Proprietary Information furnished to the Recipient or its Representatives pursuant hereto; and (b) the existence or status of, and any information concerning, the discussions between the parties concerning the possible establishment of a business relationship.

3.    Scope of Agreement. This Agreement shall apply to all Proprietary Information disclosed between the parties hereto from the Effective Date until December 31, 2020. Either party may terminate this Agreement at any time upon thirty (30) days’ written notice to the other party.

4.    Use and Disclosure of Proprietary Information. The Recipient and its Representatives shall use the Proprietary Information of the Disclosing Party only for the Purposes and such Proprietary Information shall not be used for any other purpose without the prior written consent of the Disclosing Party. The Recipient and its Representatives shall hold in confidence, and shall not disclose any Proprietary Information of the Disclosing Party; provided, however, that (i) the Recipient may make any disclosure of such information to which the Disclosing Party gives its prior written consent; and (ii) any of the Proprietary Information may be disclosed by the Recipient to its Representatives who need to know such information in connection with the Purposes and who are informed of the confidential nature of such information and of the terms of this Agreement and who are bound to maintain the confidentiality of such information. In any event, the Recipient shall be responsible for any breach of this Agreement by any of its Representatives, and agrees, at its sole expense, to take reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Proprietary Information. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not prohibit the Recipient from disclosing Proprietary Information of the Disclosing Party to the extent required in order for the Recipient to comply with a valid order of a court or other governmental body having jurisdiction or applicable laws and regulations, provided that the Recipient provides, when practicable, reasonable prior written notice of such required disclosure to the Disclosing Party and, at the Disclosing Party’s request and expense, makes a reasonable effort to assist the Disclosing Party’s reasonable and lawful actions to avoid and/or minimize the extent of such disclosure. Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit Tetraphase from providing any information to AcelRx Pharmaceuticals, Inc. (“AcelR:x”) under Sections 4.4, 5.2(b) and 5.2(c) or otherwise complying with its obligations under Sections 4.4, 5.2(b) and 5.2(c) of that certain Agreement and Plan of Merger, dated March 15, 2020, among AcelRx, Consolidation Merger Sub, Inc. and Tetraphase.

5.    Limitation on Obligations. The obligations of the Recipient specified in Section 4 shall not apply, and the Recipient shall have no further obligations, with respect to any Proprietary Information to the extent that such Proprietary Information:

(a)    is generally known to the public at the time of disclosure or becomes generally known without the Recipient or its Representatives violating this Agreement;

(b)    is in the Recipient’s possession at the time of disclosure;

(c)    becomes known to the Recipient through disclosure by sources other than the Disclosing Party without such sources violating any confidentiality obligations to the Disclosing Party that are known to the Recipient; or

(d)    is independently developed by the Recipient without reference to or reliance upon the Disclosing Party’s Proprietary Information.

6.    Ownership of Proprietary Information. The Recipient agrees that it shall not receive any right, title or interest in, or any license or right to use, the Disclosing Party’s Proprietary Information or any patent, copyright, trade secret, trademark or other intellectual property rights therein, by implication or otherwise.

7.    Return of Proprietary Information. The Recipient shall, upon the written request of the Disclosing Party, return to the Disclosing Party or destroy all Proprietary Information received by the Recipient or its Representatives from the Disclosing Party (and all copies and reproductions thereof). In addition, the Recipient shall destroy: (i) any notes, reports or other documents prepared by the Recipient which contain Proprietary Information of the Disclosing Party, and (ii) any Proprietary Information of the Disclosing Party (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party. Notwithstanding the foregoing, the Recipient and each of its Representatives shall be permitted to retain (a) one copy of the Disclosing Party’s Proprietary Information for legal purposes or to determine compliance with the obligations of this Agreement and (b) any Proprietary Information that is located on backup tapes or archival systems that are not commonly accessible or that require Recipient or its Representatives to erase or delete information using special programs or techniques, in each case, subject to its obligations of confidentiality with respect thereto under this Agreement. Notwithstanding the return or destruction of the Proprietary Information, the Recipient and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder.

8.    No Definitive Agreement. Each party acknowledges and agrees that unless and until a definitive agreement is executed by authorized representatives of both parties with respect to a transaction or business relationship, no enforceable promise, agreement, undertaking or contract with respect to any transaction or business relationship shall be deemed to exist.

9.    Insider Trading. The parties acknowledge that the United States securities laws generally prohibit any person who has received from an issuer material non-public information from purchasing or selling securities of such issuer on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

10.  Non-Solicitation. Without the prior written consent of the Disclosing Party, the Recipient agrees that it will not, for a period of one (1) year from the date hereof, directly or indirectly, (i) solicit any management-level employee of the Disclosing Party or its affiliates to whom Recipient was first introduced during its evaluation of the Purposes to terminate such employee’s relationship with the Disclosing Party; or (ii) hire any such employee of the Disclosing Party. Notwithstanding anything herein to the contrary, the prohibition set forth in this section shall not prevent the Recipient from hiring any person who (a) is presented to Recipient by a professional placement agency, (b) contacts the Recipient in response to general solicitations of employment not specifically directed at employees of the Disclosing Party or its affiliates, or (c) contacts the Recipient on his or her own initiative for the purpose of seeking employment with the Recipient.

11.  Miscellaneous.

(a)    This Agreement supersedes all prior agreements, written or oral, between the parties relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the parties.

(b)    This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns. Neither party will assign or transfer any rights or obligations under this Agreement without the prior written consent of the other party, except that a party may assign the Agreement without such consent to a corporate affiliate of such party or to such party’s successor in interest by way of merger, acquisition, reorganization, spin-out, or sale of all or substantially all of the assets of such party to which this Agreement relates.

(c)    This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(d)    If a court or other body of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

(e)    Nothing in this Agreement shall obligate either party to proceed with any transaction between them, and each party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement concerning the Purposes. Nothing in this Agreement shall be construed to restrict either party’s use or disclosure of its own Proprietary Information.

(f)    All notices permitted or required under this Agreement shall be in writing and shall be deemed given (a) when received, if hand-delivered or sent by a reputable express delivery service, or (b) when received, as documented with confirmation of successful receipt if sent via email. Notices shall be sent to the addresses set forth in the first paragraph of this Agreement or such other address as a party may specify in writing in accordance with this paragraph.

(g)    ALL PROPRIETARY INFORMATION IS PROVIDED “AS IS.” NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING THE ACCURACY, COMPLETENESS OR PERFORMANCE OF ANY PROPRIETARY INFORMATION, OR WITH RESPECT TO NON-INFRINGEMENT OR OTHER VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY OR OF RECIPIENT.

(h)    The provisions of this Agreement are necessary for the protection of the business and goodwill of the parties and are considered by the parties to be reasonable for such purpose. The Recipient agrees that any breach of this Agreement will cause the Disclosing Party substantial and irreparable injury and, therefore, in the event of any such breach, in addition to other remedies which may be available, the Disclosing Party shall have the right to seek specific performance and other injunctive and equitable relief.

(i)    The confidentiality obligations imposed by this Agreement shall survive the termination or expiration of this Agreement and continue with respect to a particular item of Proprietary Information until the fifth anniversary of the disclosure of such Proprietary Information to Recipient pursuant to this Agreement.

G)    For the convenience of the parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

[The next page is the signature page.]

EXECUTED as a sealed instrument as of the day and year first set forth above.

TETRAPHASE PHARMACEUTICALS, INC.

By:	/s/ Maria Stahl
Name:	Maria Stahl
Title:	Chief Business Officer and General Counsel

MELINTA THERAPEUTICS, INC.

By:	/s/ Jennifer Sanfilippo
Name:	Jennifer Sanfilippo
Title:	Interim CEO